                       SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C. 20549



                                FORM 8-K/A No. 1


                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                 June 17, 1998




                                Mallinckrodt Inc.
             (Exact name of registrant as specified in its charter)




          New York                      1-483                  36-1263901
(State or other jurisdiction         (Commission            (I.R.S. Employer
     of incorporation)               File Number)          Identification No.)



675 McDonnell Boulevard, St. Louis, MO                           63134
(Address of principal executive offices)                       (ZIP Code)


Registrant's telephone number,                               (314) 654-2000
    including area code

Pursuant to Rule 12b-15 of the Securities Exchange Act of 1934, as amended, this Form 8-K/A is hereby filed with respect to that certain Current Report on Form 8-K of Mallinckrodt Inc. filed with the Securities and Exchange Commission on March 2, 1998 (as amended, the "Form 8-K"). In accordance therewith, Item 5 of the Form 8-K is hereby restated in its entirety as follows:

Item 5.  Other Events

This document includes as exhibits the Report of Independent Auditors for Puritan-Bennett Corporation and its subsidiaries, Infrasonics, Inc. and Aequitron Medical, Inc. and the consent of their auditors which was not included in the Company's Current Report on Form 8-K filed March 2, 1998.

--------------------------------------------------------------------------------
NELLCOR PURITAN BENNETT INCORPORATED

Consolidated Balance Sheet


                                                                                           July 6,          July 7,
(in thousands, except share and per share amounts)                                           1997             1996
                                                                                         ----------       ---------
ASSETS
Current assets:
   Cash and cash equivalents                                                             $  43,330        $  71,692
   Marketable securities                                                                     3,312            5,825
   Accounts receivable                                                                     193,150          158,103
   Inventories                                                                             168,131          132,392
   Deferred income taxes                                                                    19,987           32,375
   Other current assets                                                                     17,597           14,589
-------------------------------------------------------------------------------------------------------------------

     Total current assets                                                                  445,507          414,976
Property, plant and equipment                                                              151,195          132,956
Intangible and other assets                                                                 60,180           49,983
Deferred income taxes                                                                       16,136           13,101
-------------------------------------------------------------------------------------------------------------------
                                                                                         $ 673,018        $ 611,016
-------------------------------------------------------------------------------------------------------------------
  LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                                      $  53,016        $  40,269
   Current maturities of long-term debt                                                     27,209              530
   Employee compensation and related costs                                                  24,468           32,072
   Merger and related costs                                                                 19,626           32,452
   Restructuring reserve                                                                     7,522               --
   Other accrued expenses                                                                   38,179           35,135
   Income taxes payable                                                                         --           20,404
-------------------------------------------------------------------------------------------------------------------

     Total current liabilities                                                             170,020          160,862
Long-term debt, less current maturities                                                      6,040            8,394
Deferred compensation and pensions                                                           9,332            9,522
Deferred revenue                                                                             8,213           10,039
-------------------------------------------------------------------------------------------------------------------
     Total liabilities                                                                     193,605          188,817
-------------------------------------------------------------------------------------------------------------------
Commitments and contingencies (Notes 15 and 17)
   Stockholders' equity:
   Preferred stock, $.001 par value; 5,000,000 shares authorized; none outstanding              --               --
   Common stock, $.001 par value; 150,000,000 shares authorized:
     66,707,325 shares issued and outstanding (65,261,751 in 1996)                              67               65
   Additional paid-in capital                                                              255,409          236,459
   Retained earnings                                                                       282,184          242,819
   Accumulated translation adjustment                                                          218              304
   Unrealized gain on available-for-sale securities and other                                  352            1,369
   Treasury stock, at cost                                                                 (58,817)         (58,817)
-------------------------------------------------------------------------------------------------------------------
     Total stockholders' equity                                                            479,413          422,199
-------------------------------------------------------------------------------------------------------------------
                                                                                         $ 673,018        $ 611,016
-------------------------------------------------------------------------------------------------------------------



See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------
NELLCOR PURITAN BENNETT INCORPORATED

Consolidated Statement of Operations

                                                                          Years Ended
                                                           -------------------------------------------
                                                             July 6,         July 7,          July 2,
(in thousands, except per share amounts)                      1997             1996             1995
                                                           ---------        ---------        ---------
Net revenue                                                $ 778,583        $ 744,609        $ 653,868
Cost of goods sold                                           410,818          363,244          326,853
------------------------------------------------------------------------------------------------------
   Gross profit                                              367,765          381,365          327,015
------------------------------------------------------------------------------------------------------
Operating expenses:
   Research and development                                   57,440           57,691           52,136
   Selling, general and administrative                       219,570          211,167          196,135
   Restructuring and other non-recurring charges               9,677               --            2,654
   Merger and related costs                                   21,689          108,899               --
------------------------------------------------------------------------------------------------------
                                                             308,376          377,757          250,925
------------------------------------------------------------------------------------------------------
Income from operations                                        59,389            3,608           76,090
Interest income and other income, net                          1,256            4,762            7,566
Interest expense                                              (1,095)          (3,257)          (5,855)
Costs associated with unsolicited takeover offer                  --               --           (5,049)
------------------------------------------------------------------------------------------------------
Income before income taxes                                    59,550            5,113           72,752
Provision for income taxes                                    20,781           12,062           22,782
------------------------------------------------------------------------------------------------------
Net income (loss)                                          $  38,769        $  (6,949)       $  49,970
------------------------------------------------------------------------------------------------------
Net income (loss) per common share                         $    0.61        $   (0.11)       $    0.82
------------------------------------------------------------------------------------------------------
Weighted average common and common equivalent shares          63,999           61,595           60,736
------------------------------------------------------------------------------------------------------

   See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------
NELLCOR PURITAN BENNETT INCORPORATED

Consolidated Statement of Stockholders' Equity

                                                                                               Unrealized
                                                                                                   Gain
                                             Common Stock      Additional            Accumulated  (Loss) on    Treasury Stock
(in thousands, except share amounts)  ------------------------  Paid-in   Retained   Translation  Securities  --------------------
                                        Shares       Par Value  Capital   Earnings    Adjustment  and Other    Shares    Par Value
                                      ----------     ---------  -------   --------   -----------  ----------  --------  ----------
---------------------------------------------------------------------------------------------------------------------------------
Balance at July 3, 1994               60,707,644        $61    $169,317   $200,626        $100      $(313)    1,109,784  $(14,274)
  Issuance of common stock and
    related tax benefits of $3,487
    under employee stock plans         1,842,771          2      22,742                                                       644
  Stock awards granted,
    net of cancellations                  47,077                  1,184                            (1,184)
  Amortization of deferred
    stock awards                                                                                      427
  Acquisition of treasury stock                                                                               1,186,216   (20,909)
  Accumulated translation
    adjustment                                                                            (359)
  Net income                                                                49,970
  Dividends declared                                                        (1,518)
  Unrealized gain on
    available-for-sale securities                                                                    (294)
---------------------------------------------------------------------------------------------------------------------------------
Balance at July 2, 1995               62,597,492         63     193,243    249,078        (259)     (1,364)   2,296,000   (34,539)
  Puritan-Bennett net income
    for the period from
    2/1/95 - 6/30/95                                                           690
  Issuance of common stock and
    related tax benefits of $7,199
    under employee stock plans         2,664,259          2      43,216
  Amortization of deferred
    stock awards                                                                                    1,359
  Acquisition of treasury stock                                                                                 928,020   (24,278)
  Accumulated translation
    adjustment                                                                             563
  Net loss                                                                  (6,949)
  Unrealized gain on
    available-for-sale securities                                                                   1,374
---------------------------------------------------------------------------------------------------------------------------------
Balance at July 7, 1996               65,261,751         65     236,459    242,819         304      1,369     3,224,020   (58,817)
Aequitron net income
    for the period from
    5/1/96 - 7/07/96                                                           596
  Issuance of common stock and
    related tax benefits of $3,806
    under employee stock plans         1,445,574          2      18,950
  Accumulated translation
    adjustment                                                                             (86)
  Net income                                                                38,769
  Unrealized loss on
    available-for-sale securities                                                                   (1,017)
----------------------------------------------------------------------------------------------------------------------------------
Balance at July 6, 1997               66,707,325        $67    $255,409   $282,184         $218       $352     3,224,020  $(58,817)
----------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

NELLCOR PURITAN BENNETT INCORPORATED
--------------------------------------------------------------------------------
Consolidated Statement of Cash Flows


                                                                                                    Years Ended
                                                                               --------------------------------------------
                                                                                 July 6,          July 7,          July 2,
 (in thousands)                                                                   1997             1996             1995
                                                                               ---------        ---------        ---------
Cash flows from operating activities:
   Net income (loss)                                                           $  38,769        $  (6,949)       $  49,970
   Adjustments to reconcile net income (loss) to
     cash provided by (used for) operating activities:
     Depreciation and amortization                                                32,740           32,156           33,616
     Deferred income taxes                                                         9,353          (19,030)          (4,113)
     Restructuring and other charges                                               9,677               --            2,205
     Merger and related charges                                                   21,689          108,899               --
     Deferred compensation and pensions                                               --          (11,635)           1,859
     Shares issued to employee benefit plans                                          --               --            2,376
     Other                                                                          (194)             220              245
     Increases (decreases) in cash flows, net of effect of purchased companies, as a result of changes in:
          Accounts receivable                                                    (46,626)         (33,195)          (7,567)
          Inventories                                                            (30,594)         (23,212)          (9,484)
          Other current assets                                                    (2,638)         (10,800)          (2,578)
          Intangible and other assets                                             (4,057)           1,763           (3,070)
          Accounts payable                                                        12,096            5,744             (298)
          Merger and related costs                                               (29,577)         (45,366)              --
          Employee compensation and other accrued expenses                           410            5,630            8,788
          Income taxes payable                                                   (23,889)          14,618              555
          Deferred revenue                                                          (532)            (920)             933
--------------------------------------------------------------------------------------------------------------------------
   Cash (used for) provided by operating activities                              (13,373)          17,923           73,437
--------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
   Puritan-Bennett net cash used during the period from 2/1/95 - 6/30/95              --           (3,628)              --
   Aequitron net cash provided during the period from 5/1/96 - 7/7/96                 46               --               --
   Capital expenditures                                                          (48,899)         (30,466)         (31,701)
   Purchase of available-for-sale securities                                      (1,800)          (2,800)          (2,100)
   Purchase of securities held-to-maturity                                            --               --          (48,235)
   Proceeds from the sale of available-for-sale securities                         3,159           66,400               --
   Proceeds from maturities of securities held-to-maturity                            --               --           37,654
   Proceeds from the sale of capital assets                                           --                7            5,899
   Acquisitions, net of cash acquired                                             (5,268)         (10,305)         (23,415)
   Other investing activities                                                     (1,889)             220             (599)
--------------------------------------------------------------------------------------------------------------------------
   Cash (used for) provided by investing activities                              (54,651)          19,428          (62,497)
--------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Issuance of common stock under the
     Company's stock plans and related tax benefits, net                          18,937           43,347           21,001
   Purchase of treasury stock, including shares retired                               --          (24,410)         (20,909)
   Issuance (repayment) of notes payable, net                                         --          (18,020)          (9,771)
   Additions to loans payable                                                         --           40,000               --
   Repayment of loans payable                                                         --          (40,000)              --
   Additions to long-term debt                                                    33,547            2,500           20,000
   Repayment of long-term debt                                                   (11,854)         (57,672)          (6,099)
   Payment of dividends                                                               --               --           (1,500)
--------------------------------------------------------------------------------------------------------------------------
   Cash provided by (used for) financing activities                               40,630          (54,255)           2,722
--------------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash                                             (968)             416              570
--------------------------------------------------------------------------------------------------------------------------
(Decrease) increase in cash and cash equivalents                                 (28,362)         (16,488)          14,232
Cash and cash equivalents at the beginning of the year                            71,692           88,180           73,948
--------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at the end of the year                               $  43,330        $  71,692        $  88,180
--------------------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------
NELLCOR PURITAN BENNETT INCORPORATED

Notes to Consolidated Financial Statements

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization | Nellcor Puritan Bennett Incorporated (together with its wholly-owned subsidiaries, Nellcor Puritan Bennett or the Company) is a corporation organized under the laws of the State of Delaware in 1986 and, until the acquisition of Puritan-Bennett Corporation (Puritan-Bennett) in August 1995, operated under the name Nellcor Incorporated (Nellcor). The Company develops, manufactures and markets monitoring systems and diagnostic and therapeutic products for management of the respiratory-impaired patient across the continuum of care. The Company's products are primarily sold to hospitals, private and governmental institutions and health care agencies, medical equipment distributors and rental companies, and doctors' offices. Nellcor Puritan Bennett markets its products worldwide with international sales accounting for approximately one-third of the Company's consolidated net revenue.

Combined financial results | The Company's fiscal 1996 merger with Puritan-Bennett and acquisition of Infrasonics, Inc. (Infrasonics) and fiscal 1997 acquisition of Aequitron, Inc. (Aequitron) were intended to qualify as tax-free reorganizations and were accounted for as pooling-of-interests (see
Note 7). Accordingly, the consolidated financial statements for all periods presented combine the financial results of Nellcor, Puritan-Bennett, Infrasonics, and Aequitron. The Company's consolidated balance sheet at July 7, 1996 combines the historical balance sheet of the Company at July 7, 1996 and Aequitron at April 30, 1996. The Company's consolidated statement of operations at July 7, 1996 combines the historical statement of operations of the Company for the period ended July 7, 1996 and Aequitron for the period ended April 30, 1996. The Company's consolidated statement of operations at July 2, 1995 combines the historical statement of operations of Nellcor for the period ended July 2, 1995, Puritan-Bennett for the period ended January 31, 1995, Infrasonics for the period ended June 30, 1995, and Aequitron for the period ended April 30, 1995. The results of operations of Puritan-Bennett for the period February 1, 1995 through June 30, 1995 of $690,000 have been recorded as an increase to stockholders' equity for the fiscal year ended July 7, 1996. The results of operations of Aequitron for the period May 1, 1996 through July 7, 1996 of $596,000 have been recorded as an increase to stockholders' equity for the fiscal year ended July 6, 1997. The Company's consolidated statement of operations for the fiscal year ended July 2, 1995 also reflects an adjustment to reduce Puritan-Bennett's valuation allowance provided for its deferred tax assets based upon the combined income from operations of Nellcor and Puritan-Bennett as required by Statement of Financial Accounting Standards No.
109. The effect of this adjustment was to reduce the provision for income taxes, as presented herein, by $3.9 million in fiscal 1995. Adjustments made to conform the accounting policies of Nellcor, Puritan-Bennett, Infrasonics, and Aequitron were immaterial.

Principles of consolidation | The Company's significant inter-company transactions and balances have been eliminated. The Company uses the equity method of accounting for its investments that represent greater than 20%, but less than 50%, of the investee. Investments which represent less than 20% of the investee are recorded at cost. All such investments were immaterial for all periods presented.

Fiscal year | The Company's fiscal year ends on the first Sunday in July, which results in a 52- or 53-week fiscal year. Fiscal 1997 and 1995 were 52-week years whereas fiscal 1996 was a 53-week year.

Foreign currency translation | Certain of the Company's foreign subsidiaries use the local currency, while others use the U.S. dollar as their functional currency. Subsidiaries using the local currency translate assets and liabilities denominated in foreign currencies at the rates of exchange at the balance sheet date. Income and expense items are translated at average monthly rates of exchange. Any resulting translation adjustments are recorded as a separate component of stockholders' equity. Subsidiaries using the dollar as the functional currency measure assets and liabilities at the balance sheet date or historical rates depending on their nature; income and expenses are re-measured at the weighted-average exchange rates for the year. Foreign currency gains and losses resulting from transactions are included in operations in the year of occurrence and have not been material.

Revenue recognition and product warranty | The Company recognizes revenue at the time of shipment of product and provides currently for estimated product returns and the cost to repair or replace products under the warranty provisions in effect at the time of sale.

Deferred revenue | Deferred revenue relates to extended warranty agreements offered by the Company which are amortized over the life of the agreement, with the related extended warranty costs charged to expense as incurred.

Cash equivalents | The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. These investments are stated at cost which approximates fair value due to their short maturity.

Inventories | Inventories are stated at the lower of cost (first-in, first-out) or market. Allowances are made for slow-moving, obsolete, unsalable, or unusable inventories.

Property, plant and equipment | Depreciation is provided using the straight-line method over the estimated useful lives of the assets which range from three to twenty-five years. Leasehold improvements are amortized over the life of the lease, or the estimated useful life of the asset, whichever is shorter.

Intangible and other assets | Intangible and other assets, including the excess of cost over the fair value of identifiable net assets acquired, are amortized on a straight-line basis over the estimated useful lives of the assets which range from two to fifteen years. An impairment of intangible assets is recognized when it is considered probable that the carrying amount of an asset cannot be fully recovered, based on estimated future cash flows of the related asset.

Fair value of financial instruments | The estimated fair value of long-term debt is determined based upon rates currently available to the Company for debt with similar terms and remaining maturities.

Income taxes | Deferred income taxes are computed using the liability method. Under the liability method, taxes are recorded based on the future tax effect of the difference between the income tax and financial reporting bases of the Company's assets and liabilities. In estimating future tax consequences, all expected future events are considered, except for potential income tax law or rate changes. The Company plans to continue to finance foreign expansion and operating requirements by reinvestment of undistributed earnings of its foreign subsidiaries and, accordingly, has not provided for United States federal income tax on these earnings.

Stock split | On June 27, 1996, stockholders approved a two-for-one split of the Company's common stock. All share and per share data for all periods presented have been restated to give effect to the split.

Net income (loss) per share | Net income (loss) per share is based upon weighted average number of common shares outstanding and includes the dilutive effect of stock options outstanding, if any (using the treasury stock method).

Recent accounting pronouncements | The Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of," in fiscal 1997. This statement requires that the Company review for impairment its long-lived assets, certain identifiable intangibles, and goodwill related to those assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In certain situations, an impairment loss would be recognized. The adoption of SFAS 121 did not have a material impact on the financial position, results of operations or cash flows of the Company.

        In fiscal 1997, the Company also adopted SFAS 123, "Accounting for Stock-Based Compensation." SFAS 123 allows companies which have stock-based compensation arrangements with employees to adopt a fair-value basis of accounting for stock options and other equity instruments, or it allows companies to continue to apply the existing accounting rules under APB Opinion 25 "Accounting for Stock Issued to Employees," but requires additional financial statement footnote disclosure. The Company will continue to account for stock-based compensation arrangements under APB Opinion 25. The additional disclosure provisions of SFAS 123 are provided in Note 14.

        The Company is required to implement SFAS No. 128, "Earnings per Share," in the second quarter of fiscal 1998. This statement replaces the presentation of primary earnings per share (EPS) with a presentation of basic EPS and requires dual presentation of basic and diluted EPS on the face of the statement of operations. Basic EPS excludes common stock equivalents and is computed by dividing income (loss) available to shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similarly to fully diluted EPS under the provisions of APB Opinion No. 15, "Earnings per Share." The following table summarizes the pro forma disclosure of EPS data in accordance with SFAS No. 128:


                                                              Years Ended
                                                              -----------
                                                   July 6,      July 7,     July 2,
                                                    1997         1996        1995
                                                    ----         ----        ----
As presented under APB Opinion No. 15:
  Primary EPS                                     $   0.61    $  (0.11)    $   0.82
  Fully Diluted EPS                               $   0.61    $  (0.11)    $   0.82

As calculated under SFAS No. 128:
  Basic EPS                                       $   0.62    $  (0.11)    $   0.83
  Diluted EPS                                     $   0.61    $  (0.11)    $   0.82

        In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130). SFAS 130 establishes standards for the reporting of comprehensive income and its components in a full set of general-purpose financial statements for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods is required. The Company will adopt SFAS 130 beginning in fiscal 1999 and does not expect such adoption to have a material effect on the consolidated financial statements.

        In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" (SFAS 131). SFAS 131 revises information regarding the reporting of certain operating segments disclosed in financial statements issued for fiscal years beginning after December 15, 1997. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company will adopt SFAS 131 beginning in fiscal 1999 and does not expect such adoption to have a material effect on the consolidated financial statements.

Use of estimates | The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses for each fiscal period. Actual results could differ from those estimated.

2. MARKETABLE SECURITIES

At July 6, 1997, the Company held available-for-sale marketable securities with a fair market value of $3.3 million. Available-for-sale marketable securities are securities which the Company does not intend to hold to maturity. The Company's marketable securities are, generally, high quality government, municipal, and corporate obligations with original maturities of up to two years. The Company has established guidelines relative to investment quality, diversification and maturities to maintain appropriate levels of safety and liquidity.

        Realized gains and losses resulting from the sale of available-for-sale marketable securities have not been material. The difference between the cost and market value of the Company's marketable securities at July 6, 1997, an unrealized gain of approximately $0.4 million, is recorded as a separate component of stockholders' equity.

3. INVENTORIES

Inventories are as follows:


                                                   July 6,                 July 7,
(dollars in thousands)                              1997                    1996,
----------------------------------------------------------------------------------
Raw materials                                     $ 74,884              $ 66,805
Work-in-process                                     19,199                16,538
Finished goods                                      74,048                49,049
----------------------------------------------------------------------------------
Total inventories                                 $168,131              $132,392
----------------------------------------------------------------------------------


4. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of:


                                                   July 6,                July 7,
(dollars in thousands)                              1997                   1996
---------------------------------------------------------------------------------
Land and land improvements                        $ 15,848              $ 10,838
Buildings                                           47,928                39,286
Machinery and equipment                            195,767               183,036
Leasehold improvements                              12,266                11,145
Demonstration equipment                             21,876                12,259
Furniture and fixtures                              23,181                22,142
---------------------------------------------------------------------------------
                                                   316,866               278,706
Less accumulated depreciation
   and amortization                               (165,671)             (145,750)
---------------------------------------------------------------------------------
Property, plant and equipment                     $151,195              $132,956
---------------------------------------------------------------------------------


        The Company leases a facility which is classified as a capital lease and the related asset is being amortized over its estimated useful life of 15 years. As of July 6, 1997, the cost of the asset and accumulated amortization was $4.4 million and $1.0 million, respectively, and is included in Buildings.

        Depreciation and amortization expense was approximately $30.6 million in fiscal 1997, $24.3 million in fiscal 1996, and $23.0 million in fiscal 1995.

5. FINANCIAL INSTRUMENTS AND OFF BALANCE SHEET RISK

Foreign currency instruments | The Company enters into foreign currency exchange contracts, primarily foreign currency forward contracts, to reduce exposure to currency exchange risk. The effect of this practice is to minimize the impact of foreign exchange rate movements on the Company's operating results as gains and losses on these contracts offset losses and gains on the assets, liabilities and transactions being hedged. The Company does not engage in foreign currency speculation. The counter-parties to foreign currency exchange contracts are major domestic and international financial institutions. To decrease the risk of non-performance which may result in currency losses, the Company diversifies its selection of counter-parties. At July 6, 1997, the Company had foreign currency forward exchange contracts with a notional amount of $70.9 million ($65.1 million at July 7, 1996), and a fair market value of approximately $69.9 million ($65.2 million at July 7, 1996), all of which were denominated in Canadian, Japanese and European currencies.

        Fair market value was determined using foreign currency exchange rates in effect at the end of each fiscal period. The Company records both the amortized premium and any unrealized gain or loss on outstanding foreign currency forward exchange contracts as non-operating income or expense. For both fiscal 1997 and fiscal 1996, all outstanding foreign currency exchange contracts were due to mature within six months of fiscal year end.

Concentration of credit risk | The Company provides credit in the form of trade accounts receivable to hospitals, private and governmental institutions and health care agencies, medical equipment distributors and rental companies, and doctors' offices. The Company does not generally require collateral to support customer receivables. The Company performs ongoing credit evaluations of its customers and maintains allowances which management believes are adequate for potential credit losses. At July 6, 1997, the Company was carrying allowances for doubtful accounts totaling $6.5 million ($2.7 million at July 7, 1996).

        The credit risk associated with the Company's trade receivables is further limited due to dispersion of the receivables over a large number of customers in many geographic areas. Payment of certain accounts receivable is made by the national health care systems of several member countries of the European Economic Community. Although the Company does not currently anticipate credit problems associated with these receivables, payment may be impacted by the economic stability of these countries.



        The Company limits credit risk exposure to foreign exchange contracts by periodically reviewing the credit-worthiness of the counter-parties to the transactions.

6. ACQUISITIONS

Nellcor-CMI, Inc. | On September 30, 1996, the Company acquired from Century Medical, Inc. the remaining 50 percent ownership interest in its Japanese joint-venture, Nellcor-CMI, Inc. (NCI), for $5.4 million in cash. The acquisition of the remainder of NCI has been accounted for as a purchase and, accordingly, 100 percent of the operating results of the Company's new wholly-owned subsidiary, Nellcor Puritan Bennett Japan, are included in the Company's financial statements subsequent to the acquisition date. The excess of cost over the fair value of identifiable net assets acquired, primarily working capital, of $5.1 million is being amortized over 10 years.

Melville | On August 23, 1995, the Company acquired Melville Software Ltd. (Melville), a privately held Canadian company that manufactures and markets sleep diagnostic products used primarily in sleep labs, for $4.9 million in cash. In the event that certain profitability levels were achieved during the three fiscal years following the acquisition, additional compensation totaling $1.0 million would be payable to the former principal stockholders of Melville who continued to manage the company. During fiscal 1997, $0.2 million of additional compensation was expensed when earned and the remaining $0.8 million was accrued as a merger cost to reflect the effect that integration decisions associated with the Company's merger with Aequitron were expected to have upon the payment of the remaining Melville milestones.

        The acquisition of Melville has been accounted for as a purchase and, accordingly, Melville's results are included in the Company's financial statements subsequent to the acquisition date. The excess of cost over the fair value of identifiable net assets acquired, primarily working capital, of $3.7 million is being amortized over 7 years.

Pierre Medical | On May 3, 1995, the Company acquired Pierre Medical, a privately held French manufacturer of respiratory products used in the home, for $21.5 million in cash. In the event that certain performance milestones were achieved subsequent to the acquisition, additional compensation totaling 30 million French Francs ($5.8 million as of July 7, 1996) would be payable to the former principal stockholders of Pierre Medical who continued to manage the company. During fiscal 1996, $3.8 million of this additional compensation was accrued as a merger and related cost to reflect the effect that integration decisions associated with the Company's merger with Puritan-Bennett were expected to have upon the achievement of certain of the performance milestones. Pierre Medical manufactures and markets noninvasive ventilators, sleep apnea therapy systems, oxygen concentrators and related respiratory products in Western Europe, primarily in France.

        The acquisition of Pierre Medical has been accounted for as a purchase and, accordingly, Pierre Medical's results are included in the Company's financial statements subsequent to the acquisition date. The fair value of identifiable net assets acquired consisted of approximately $4.0 million of working capital. The excess of cost over the fair value of identifiable net assets acquired of $18.1 million, including acquisition-related costs, was subsequently written down by $2.4 million during fiscal 1996 to reflect the effect that certain integration decisions associated with the Company's merger with Puritan-Bennett were expected to have upon Pierre Medical's estimated future cash flows. The remainder of the excess purchase price, $15.7 million, is being amortized over 15 years.

        In connection with the acquisition, supplemental cash flow information is as follows:

--------------------------------------------------------------------------------
(dollars in thousands)

Fair value of identifiable net assets acquired,
   except for cash and cash equivalents                                $ 26,999
Liabilities assumed                                                      (5,584)
--------------------------------------------------------------------------------
Cash paid to acquire Pierre Medical, net
   of cash and cash equivalents acquired                               $ 21,415
--------------------------------------------------------------------------------

Costs associated with an unsolicited offer | During fiscal 1995, $5.0 million of costs were incurred in connection with an unsolicited offer to acquire Puritan-Bennett. These costs included investment banking fees, public relations expenses and legal fees, of which $0.9 million was paid during fiscal 1995 and the remaining $4.1 million was paid during fiscal 1996.

7. MERGERS WITH PURITAN-BENNETT, INFRASONICS AND AEQUITRON

Puritan-Bennett | On August 24, 1995, the merger of Nellcor and Puritan-Bennett was approved by stockholders of both companies. On August 25, the merger was consummated, and Nellcor was renamed Nellcor Puritan Bennett Incorporated. Under the terms of the merger agreement, Puritan-Bennett shareholders received 0.88 of a share of the Company's common stock for each Puritan-Bennett share, resulting in the Company issuing approximately 23.2 million shares, valued at approximately $600 million based upon the closing price of the Company's common stock on August 25, 1995. Additionally, outstanding options to acquire Puritan-Bennett common stock were replaced with options to acquire approximately 1,047,000 shares of the Company's common stock.

        Puritan-Bennett develops, manufactures, and markets ventilators, oxygen delivery systems, home sleep diagnostic and therapeutic equipment, and certain complementary products such as medical gases, gas-related equipment, and spirometers. Puritan-Bennett reported revenue of $336.0 million and net income of $8.4 million for its fiscal 1995 ended January 31, 1995.

Infrasonics | On June 27, 1996, the Company acquired Infrasonics in a stock-for-stock merger. The issuance of the Company's common stock in accordance with the Agreement and Plan of Merger was approved by stockholders at special stockholders meetings held by both companies on June 27, 1996. Under the terms of the Agreement and Plan of Merger, shareholders of Infrasonics received 0.12 of a share of the Company's common stock for each Infrasonics share, resulting in the Company issuing approximately 2.6 million shares, valued at $62 million based upon the closing price of the Company's common stock on June 27, 1996. Additionally, outstanding options to acquire Infrasonics common stock were assumed by the Company and converted into options to acquire approximately 130,000 shares of the Company's common stock. Infrasonics is a respiratory equipment manufacturer of neonatal, pediatric and adult ventilators and accessories.

Aequitron | On December 5, 1996, the Company acquired Aequitron in a stock-for-stock merger. Under the terms of the Amended and Restated Agreement and Plan of Merger, shareholders of Aequitron received 0.467 of a share of the Company's common stock for each Aequitron share, resulting in the Company issuing approximately 2,322,000 shares, valued at approximately $52.5 million based on the closing price of the Company's common stock on December 5, 1996. Additionally, outstanding options to acquire Aequitron's common stock were assumed by the Company and converted into options to acquire approximately 545,000 shares of the Company's common stock.

        Aequitron, headquartered in Minneapolis, Minnesota, is primarily a respiratory equipment manufacturer of portable compact ventilators, infant apnea products, and sleep disorder diagnostic devices. For the fiscal year ended April 30, 1996, Aequitron reported revenue of $38.5 million and net income of $2.4 million.

        Separate results for each of Nellcor's, Puritan-Bennett's, Infrasonics' and Aequitron's fiscal 1995, and combined results for the twelve months ended July 2, 1995, including the adjustment described in Note 1, were as follows:


-------------------------------------------------------------------------------------------------------------------------------
                                        NELLCOR    PURITAN-BENNETT     INFRASONICS     AEQUITRON                     COMBINED
Twelve months ended (in thousands):  July 2, 1995  January 31, 1995   June 30, 1995  April 30, 1995  Adjustment   July 2, 1995
-------------------------------------------------------------------------------------------------------------------------------
   Revenue                             $264,040        $336,026          $23,000        $30,802          -           $653,868
-------------------------------------------------------------------------------------------------------------------------------
   Net income (loss)                   $ 37,165        $  8,398          $(1,351)       $ 1,858        $3,900        $ 49,970
-------------------------------------------------------------------------------------------------------------------------------

Merger and related costs | Associated with the Company's acquisition of Aequitron, the Company recorded merger and related costs during the second quarter of fiscal 1997 of $21.7 million. Included in this charge were provisions for merger transaction costs ($3.4 million), certain intangible asset write-downs ($3.0 million), costs to combine and integrate operations ($14.5 million), and other merger-related costs ($0.8 million).

        In connection with the merger with Puritan-Bennett, the Company recorded merger and related costs during the first quarter of fiscal 1996 of $92.6 million. Included in this charge were provisions for merger transaction costs ($13.7 million), certain intangible asset write-downs ($19.6 million), costs to combine and integrate operations ($53.8 million), and other merger-related costs ($5.5 million). In connection with the acquisition of Infrasonics, the Company recorded merger and related costs during the fourth quarter of fiscal 1996 of $16.3 million. Included in this charge were provisions for merger transaction costs ($2.5 million), costs to combine and integrate operations ($11.8 million), and certain intangible asset write-downs ($2.0 million). The merger transaction costs include expenses for investment banker and professional fees, and other costs associated with completing the transactions. The write-down of certain intangible assets, primarily goodwill associated with prior acquisitions made by both companies, results from the effect that certain integration decisions are expected to have upon the future realization of these assets.

      The costs to combine and integrate acquired operations included provisions for the following types of costs:


                                      Puritan-
(dollars in millions)                  Bennett    Infrasonics  Aequitron    Total
-----------------------------------------------------------------------------------
Employee severance and
   benefits termination                $  26.7     $   4.1     $   6.5     $  37.3
Product line integration
   and facilities closing                 18.0         2.9         1.3        22.2
Other integration costs                    9.1         4.8         6.7        20.6
-----------------------------------------------------------------------------------
Total                                  $  53.8     $  11.8     $  14.5     $  80.1
-----------------------------------------------------------------------------------


        Employee severance and benefits termination costs include amounts associated with the elimination of approximately 320 positions from the Company's total workforce. The positions to be eliminated are primarily associated with corporate administrative groups, field sales and customer service organizations, and the consolidation of manufacturing sites. As of July 6, 1997, substantially all positions contemplated by this workforce consolidation, primarily in the Company's field sales and corporate administrative groups, had been eliminated.

        Of the $130.6 million in merger and related costs which were accrued, approximately $111.0 million had been utilized as of July 6, 1997, primarily associated with initial costs incurred to combine and integrate operations ($54.3 million, of which $19.2 million was associated with employee severance), write-downs (non-cash charges) of certain intangible assets to their net realizable values ($22.8 million), the payment of merger transaction costs ($21.4 million), and other merger-related costs ($12.5 million). The remaining merger and related costs accrued at July 6, 1997 of $19.6 million, approximately $19.0 million of which is expected to result in cash outlays, should be substantially utilized by the end of fiscal year 1998.

8. INTANGIBLE AND OTHER ASSETS


Intangible and other assets consist of:


                                                       July 6,           July 7,
(dollars in thousands)                                  1997              1996
--------------------------------------------------------------------------------
Excess of cost over fair value of
     identifiable net assets acquired                $ 46,914          $ 50,342
Other intangibles from
    acquisitions, and purchased
    technologies and rights                            15,820            11,206
Other assets                                           27,374            18,030
--------------------------------------------------------------------------------
Total cost                                             90,108            79,578
Less accumulated amortization                         (29,928)          (29,595)
--------------------------------------------------------------------------------
Intangible and other assets, net                     $ 60,180          $ 49,983
--------------------------------------------------------------------------------


9. NOTES PAYABLE AND CREDIT FACILITY

The Company has two credit facilities. The first is a $50 million syndicated revolving credit facility with a group of four banks which provides an option to convert outstanding borrowings under the facility to a term loan repayable over four years. The rate of interest payable under this facility is equal to the three month London Interbank Offered Rate plus 0.5%, which was approximately 6.3% at July 6, 1997. A facility fee equal to 0.25% of the total commitment is paid quarterly. The credit facility contains various covenants which require the Company to maintain specified financial ratios, limit liens, regulate asset dispositions, and subsidiary indebtedness, and restrict certain acquisitions and investments. During fiscal 1997, the Company borrowed $25 million against the credit facility. These funds were in turn used to, in part, meet working capital requirements. At July 6, 1997, the Company was in compliance with the covenants under this credit facility. Due to the acquisition of the Company by Mallinckrodt, Inc., this credit facility was repaid in full on August 26, 1997 (see Note 18). The second credit facility is four separate unsecured revolving credit lines to borrow up to 2.4 billion yen on a one year basis. The rate of interest payable under this facility is a floating rate, which is a function of the Japanese Euro Yen lending rate. At July 6, 1997, this rate ranged from 1.02% to 1.77%. During fiscal 1997, the Company borrowed $8.3 million against this credit facility. These funds were used for working capital purposes. At July 6, 1997 , the Company was in compliance with the covenants under this credit facility.

10. LONG-TERM DEBT

Long-term debt is summarized as follows:

                                                         July 6,         July 7,
(dollars in thousands)                                    1997            1996
--------------------------------------------------------------------------------
Unsecured promissory notes payable:
  Unsecured revolving credit facility                  $ 12,175        $     --
  Syndicated revolving credit facility                   15,034              --
  Note payable to Norwest Bank, prime
    rate plus .85%; principal to be paid in
    equal quarterly installments with final
    payment due in June, 2002                                --           2,223
Secured bank note payable:
  Interest rate 7.95%, principal payable
    in monthly installments through
    August 2003, collateralized by a
    building                                              1,199           1,530
Capital lease:
  Interest rate 7.0%, principal payable
    in monthly installments through
    February 2009                                         4,514           4,645
  Other                                                     327             526
--------------------------------------------------------------------------------
                                                         33,249           8,924
Less current maturities                                 (27,209)           (530)
--------------------------------------------------------------------------------
Total long-term debt                                   $  6,040        $  8,394
--------------------------------------------------------------------------------


        The estimated fair value of total long-term debt at July 6, 1997 was approximately $33.2 million.

        Future minimum lease payments required under the capital lease are included in the aggregate maturities of long-term debt listed below. As of July 6, 1997, the Company was in compliance with the provisions of its lease agreement. The aggregate maturities of long-term debt during each of the next five fiscal years are as follows: 1998 - $27,209,000; 1999 - $467,000; 2000 -
$550,000; 2001 - $586,000; and 2002 - $626,000.

        Interest paid related to all Company debt during fiscal 1997, 1996 and 1995 totaled $1.1 million, $2.9 million and $6.1 million, respectively.

11. RESTRUCTURING AND OTHER NON-RECURRING CHARGES

During the fourth quarter of fiscal 1997, the Company recorded a $7.5 million restructuring charge associated with the consolidation of home care business activities spread across six existing U.S. sites into three sites and a $2.2 million charge related to intangible asset write-downs. Included in the restructuring charge were provisions for severance ($3.1 million), facility closing costs ($2.0 million), professional fees ($1.7 million) and other ($0.7 million). The Company is undertaking this action as part of its operations improvement plan focused on increasing productivity, reducing cost and improving the effectiveness of its product development activities. Overall, the Company expects to eliminate approximately 110 positions. In addition, the portion of the Company's critical care ventilator research and development operations located in Ireland will be absorbed into the research and development operations in Carlsbad, California. As of July 6, 1997, approximately $7.5 million of this restructuring charge remained as an accrued liability.

        During fiscal 1995, Puritan-Bennett recorded a $2.7 million restructuring charge associated with a workforce reduction. As of July 6, 1997, substantially all of this restructuring charge had been utilized.

12. EMPLOYEE BENEFITS

Defined benefit plans | The Company's wholly-owned subsidiary, Puritan-Bennett, has non-contributory, defined benefit pension plans covering certain employees in the U.S., and substantially all employees in Canada, Ireland, and Germany. The Company contributes to each plan on an annual basis the amounts necessary to satisfy the funding requirements of the various jurisdictions in which the plans are established.

        The U.S. defined benefit pension plan was terminated as of October 24, 1995. The costs associated with terminating the plan were not material. As of June 11, 1996, all participants in the U.S. plan had either received a lump sum distribution or had an annuity purchased on their behalf.

        The Canadian defined benefit pension plan provides retirement benefits based upon the employee's average earnings and years of service. The Irish plan provides benefits equal to a certain percentage of the participant's final salary. Puritan-Bennett has an unfunded supplemental retirement plan covering certain key employees which provides supplemental retirement benefits based upon average earnings. Puritan-Bennett also has an unfunded retirement plan for its former outside directors.

      A summary of the components of net cost for each fiscal year for the defined benefit plans is as follows:


                                                                Pension Plans                     Supplemental Plan
(dollars in thousands)                                 1997          1996        1995          1997       1996        1995
---------------------------------------------------------------------------------------------------------------------------
Service cost - benefits earned during the year       $   491      $   169      $ 2,189      $    --     $   105     $    85
Interest cost                                            102          148        3,811          408         374         287
Return on plan assets                                   (431)        (341)         466           --          --          --
Net amortization and deferral                            333           98       (3,932)          20          72         105
---------------------------------------------------------------------------------------------------------------------------
Net cost                                             $   495      $    74      $ 2,534      $   428     $   551     $   477
---------------------------------------------------------------------------------------------------------------------------

      Assumptions used in determining the net cost for the defined benefit plans for each fiscal year were as follows:


                                                           Pension Plans                  Supplemental Plan
                                                   1997        1996       1995        1997       1996        1995
------------------------------------------------------------------------------------------------------------------
Weighted average discount rate                     7.00%       8.00%      7.50%       8.00%      8.00%       8.50%
Rate of increase in compensation levels            5.00%       4.50%      4.50%       4.50%      4.50%       4.50%
Expected long-term rate of return on plan assets   7.50%       9.75%      9.00%        N/A        N/A         N/A


        The following table sets forth the funded status and amounts recognized in the Company's consolidated balance sheets at July 6, 1997 and July 7, 1996, for the defined benefit plans:


                                                                           Pension Plans            Supplemental Plan
(dollars in thousands)                                                   1997         1996         1997           1996
------------------------------------------------------------------------------------------------------------------------
Vested benefit obligation                                               $3,340       $ 1,540       $ 5,026       $ 5,117
------------------------------------------------------------------------------------------------------------------------
Accumulated benefit obligation                                           3,340         1,540         5,026         5,117
------------------------------------------------------------------------------------------------------------------------
Projected benefit obligation                                             3,989         2,233         5,026         5,117
Plan assets at fair value                                                4,248         3,048            --            --
------------------------------------------------------------------------------------------------------------------------
Projected plan assets in excess of or (less than) projected
   benefit obligation                                                      259           815        (5,026)       (5,117)
Unamortized net (gain) loss                                                 11           238           755           770
Unrecognized net (asset) liability                                        (309)         (314)           --            --
------------------------------------------------------------------------------------------------------------------------
Net (liability) asset recognized in the consolidated balance sheet      $  (39)      $   739       $(4,271)      $(4,347)
------------------------------------------------------------------------------------------------------------------------

        Assumptions used in determining the actuarial present value of the projected benefit obligation for the pension plans for each fiscal year were as follows:


                                                           U.S.                    Canada                 Ireland
                                                    1997(1)     1996(1)        1997      1996         1997      1996
---------------------------------------------------------------------------------------------------------------------
   Weighted average discount rate                    8.00%       8.00%         7.0%      8.00%        7.0%      8.75%
   Rate of increase in compensation levels           4.50%       4.50%         5.0%      4.50%        5.0%      6.00%
   Expected long-term rate of return on plan assets   N/A         N/A          7.0%      9.50%        8.0%     10.00%
---------------------------------------------------------------------------------------------------------------------

(1) Supplemental plan only

        Both the Canadian and Irish plan assets are invested in pooled mutual funds. For the unfunded supplemental retirement benefit plan, the Company has purchased company-owned life insurance policies intended to ultimately fund the cost of the plan.

        As part of the merger of Nellcor and Puritan-Bennett, future benefit accruals under the supplemental portion of the U.S. defined benefit pension plan were eliminated. As this decision reduced expected years of future service, the event resulted in a curtailment charge of $560,000 which was recorded as a component of merger and related costs during fiscal 1996.

Postretirement benefits other than pensions | The Company provides postretirement health care benefits to certain eligible retirees of its wholly-owned subsidiary, Puritan-Bennett. The cost of the postretirement medical plan is shared by the Company and eligible retirees through such features as annually adjusted contributions, deductibles and coinsurance. The retiree's contribution is a factor of age and service at the time of retirement. The postretirement health care benefits are funded by the Company as claims are paid. The Company accounts for these benefits in accordance with SFAS No. 106, "Employers Accounting for Postretirement Benefits other than Pensions." In the valuation of the liability, an 8.5% discount assumption was used. Medical costs were trended at 7.0%, trailing down to 6.0%. The components of the Company's postretirement benefits obligation at July 6, 1997 and July 7, 1996 are as follows:

   (dollars in thousands)                1997        1996
-----------------------------------------------------------
   Accumulated benefit obligation     $  918      $1,003
   Unrecognized net gain                 421         509
-----------------------------------------------------------
   Accrued postretirement benefit     $1,339      $1,512
-----------------------------------------------------------


        The following summarizes the components of the net cost of the postretirement benefits:

                                           Years Ended
                                        July 6,    July 7,
   (dollars in thousands)                1997        1996
----------------------------------------------------------
   Service cost                         $  -        $ 31
   Interest cost                          73         125
   Net amortization and deferral         (58)         64
----------------------------------------------------------
   Total                                $ 15        $220
----------------------------------------------------------

        As a result of the merger of Nellcor and Puritan-Bennett, it was determined that employees retiring from Puritan-Bennett on or after January 1, 1997 would no longer be eligible for postretirement medical coverage. This decision resulted in a curtailment charge of $971,000, which was recorded as a component of merger and related costs during fiscal 1996.

Voluntary Investment Plus (VIP) plan | The Company has a Voluntary Investment Plus (VIP) 401(k) Plan under which substantially all U.S. employees may elect to contribute up to 15% of their earnings. The Company matches each employee's contributions, up to a maximum of $1,000 each calendar year.

        Prior to the merger with Nellcor, Puritan-Bennett had a 401(k) plan under which substantially all U.S. employees were eligible to participate. The Puritan-Bennett Board of Directors amended Puritan-Bennett's 401(k) plan at the merger date to provide a matching consistent with the Company's plan. The plan assets were subsequently merged into the Company's VIP plan.

        Infrasonics had a 401(k) plan under which substantially all U.S. employees may elect to contribute up to 15% of their earnings. Infrasonics contributed an additional 25% for up to 6% of each individual's contribution. This plan was merged into the Company's VIP plan in January 1997. Aequitron had a 401(k) plan under which eligible employees could contribute up to 15% of their annual compensation to the plan. Aequitron contributed an additional 50% for up to 3% of each individual's annual compensation. This plan was merged into the Company's VIP plan in April 1997. The amount charged to expense under all plans was $2.2 million, $2.5 million, and $1.9 million in fiscal 1997, 1996 and 1995, respectively.

13. INCOME TAXES

The provision for income taxes consists of the following:

                                     Years Ended
                           July 6,     July 7,     July 2,
    ( in thousands)         1997        1996        1995
-----------------------------------------------------------
   Federal:
     Current              $ 4,897   $ 23,836     $20,049
     Deferred               9,471    (17,267)     (2,842)
-----------------------------------------------------------
                           14,368      6,569      17,207
-----------------------------------------------------------
   State:
     Current                3,591      2,463       3,453
     Deferred                 171     (1,562)       (456)
-----------------------------------------------------------
                            3,762        901       2,997
-----------------------------------------------------------
   Foreign:
     Current                2,940      4,793       3,393
     Deferred                (289)      (201)       (815)
-----------------------------------------------------------
                            2,651      4,592       2,578
-----------------------------------------------------------
                          $20,781   $ 12,062     $22,782
-----------------------------------------------------------


        Pretax income from foreign operations used to determine related tax liabilities amounted to $10,857,000; $4,151,000; and $14,541,000 for fiscal
1997, 1996, and 1995, respectively. The Company has manufacturing operations in Ireland which qualify for a reduced tax rate of 10 percent. The reduced rate available on manufacturing profits earned in Ireland will expire in fiscal year 2011.

        The most significant components of the Company's deferred tax assets and liabilities are as follows:


---------------------------------------------------------------------------------------------------------------
                                                              July 6, 1997                July 7, 1996
                                                              Deferred Tax                Deferred Tax
   (in thousands)                                         Assets     Liabilities       Assets       Liabilities
---------------------------------------------------------------------------------------------------------------
   Inventory and product allowances                      $16,243        $    -        $20,846        $ 1,714
   Property, plant and equipment                           2,595         8,715          2,934          8,087
   Intangible assets                                       5,234             -          3,469              -
   Employee benefits                                       7,429             -          7,438              -
   Deferred revenue                                        2,780             -          3,112              -
   State income tax accrual                                   97             -          1,188              -
   Provision for accounts receivable                       2,375             -          1,109              -
   Tax/book year end difference                                -         2,174              -          2,716
   Net operating loss carry-forwards                       1,012             -          5,254              -
   Merger, restructuring, and other                       10,731             -         12,394              -
   Credits carried forward                                   932             -          2,842              -
   Other                                                   1,101             -          1,276            381
---------------------------------------------------------------------------------------------------------------
   Total                                                  50,529         10,889        61,862         12,898
   Less: valuation allowance                              (3,517)            -         (3,488)             -
---------------------------------------------------------------------------------------------------------------
   Deferred income taxes                                 $47,012        $10,889       $58,374        $12,898
---------------------------------------------------------------------------------------------------------------


        As of July 6, 1997, the Company had foreign net operating loss carry-forwards of $1.4 million resulting from the acquisition of Puritan-Bennett, which expire beginning in fiscal year 2006.

        The Company paid income taxes of approximately $27.9 million, $12.6 million, and $22.8 million in fiscal 1997, 1996, and 1995, respectively.

        The difference between the Company's actual effective income tax rate and the United States federal statutory income tax rate is reconciled as follows:


                                                                                Years Ended
                                                      July 6, 1997               July 7, 1996                July 2, 1995
(dollars in thousands)                               $             %           $              %            $              %
-----------------------------------------------------------------------------------------------------------------------------
Federal statutory rate                          $ 20,841         35.0%     $  1,751          34.2%     $ 25,433         35.0%
State income taxes, net of federal benefit         1,921          3.2           585          11.4         1,601          2.2
Goodwill                                             465          0.8            98           1.9            97          0.1
Foreign sales corporation benefit                   (597)        (1.0)          (87)         (1.7)          (76)        (0.1)
R&D credits                                         (273)        (0.4)         (166)         (3.2)       (1,185)        (1.6)
Foreign rate differences                          (1,298)        (2.2)       (3,818)        (74.7)       (4,740)        (6.5)
Merger costs                                       2,688          4.5        23,361         456.9            --         --
Valuation allowance                                 (903)        (1.5)       (9,301)       (181.9)        1,185          1.6
Net operating losses                                  --         --          (1,351)        (26.4)           --         --
Foreign earnings taxed in U.S.                       533          0.9           399           7.8            --         --
Other                                             (2,616)        (4.4)          591          11.6           467          0.6
-----------------------------------------------------------------------------------------------------------------------------
Income tax provision                            $ 20,781         34.9%     $ 12,062         235.9%     $ 22,782         31.3%
-----------------------------------------------------------------------------------------------------------------------------


14. STOCKHOLDERS' EQUITY

Common stock | On June 27, 1996, stockholders approved a two-for-one stock split of the Company's common stock. As of July 6, 1997, taking into account the two-for-one stock split, an aggregate of 11,306,253 shares of authorized but unissued Company common stock remained reserved for issuance under the Infrasonics 1995 Stock Option Plan (the Infrasonics 1995 Plan), the 1995 Merger Stock Incentive Plan (the 1995 Plan), the 1994 Equity Incentive Plan, as amended (the 1994 Plan), the Infrasonics 1991 Stock Option Plan (the Infrasonics 1991
Plan), the 1991 Equity Incentive Plan, as amended (the 1991 Plan), the Aequitron Medical Inc. (Aequitron) Amended and Restated 1988 Stock Option Plan (the Aequitron 1988 Plan), the 1988 Stock Option Plan for Non-Employee Directors, as amended (the 1988 Plan), the Aequitron 1985 Employee Incentive Stock Option Plan (the Aequitron 1985 Plan), the 1985 Equity Incentive Plan (the 1985 Plan), the Infrasonics 1983 Employee Stock Option Plan (the Infrasonics 1983 Plan) and the 1995 Employee Stock Participation Plan (the 1995 ESPP).

Stock option plans | The Company maintains eight employee stock option plans: the Infrasonics 1995 Plan, the 1995 Plan, the 1994 Plan, the Infrasonics 1991 Plan, the 1991 Plan, the Aequitron 1988 Plan, the Aequitron 1985 Plan and the Infrasonics 1983 Plan. In August 1995, the Company obtained stockholder approval of the 1995 Plan, which authorized the issuance of up to 1,558,000 shares of Company common stock in the form of replacement stock options to holders of unexercised options to purchase Puritan-Bennett stock as of the effective date of the merger between Nellcor and Puritan-Bennett. Replacement options representing 1,046,996 shares of Company common stock were issued. No additional options will be granted from the 1995 Plan. As of the effective date of the merger between the Company and Infrasonics, the Company assumed the Infrasonics 1995 Plan, the Infrasonics 1991 Plan and the Infrasonics 1983 Plan (the Infrasonics Plans) and authorized the issuance of Company common stock upon exercise of options outstanding under the Infrasonics Plans. As of the effective date of the merger, options to purchase approximately 130,000 shares of Company common stock were outstanding under the Infrasonics Plans. No additional options will be granted from the Infrasonics Plans. As of the effective date of the merger between the Company and Aequitron, the Company assumed the Aequitron 1988 Plan, the Aequitron 1985 Plan (the Aequitron Plans) and the Aequitron 1995 Employee Stock Purchase Plan (the Aequitron 1995 ESPP). As of the effective date of the merger, options to purchase approximately 545,000 shares of Company common stock were outstanding under the Aequitron Plans. No additional options will be granted from the Aequitron Plans. 2,607 shares of Company common stock were reserved for the Aequitron 1995 ESPP, which expired on April 30,1997 following the purchase of such shares at the end of the offering period.

        In October 1994, the Company obtained stockholder approval of the 1994 Plan, which authorized the issuance of up to 3,000,000 shares of common stock to executive officers, other key employees and consultants in the form of incentive and nonqualified stock options, stock bonuses and restricted stock. The 1994 Plan satisfies the performance-based compensation requirements of the Omnibus Budget Reconciliation Act of 1993. In August 1995, the stockholders approved an amendment to the 1994 Plan to increase the number of shares authorized for issuance from 3,000,000 to 5,000,000.

        The Company obtained stockholder approval of the 1991 Plan in October 1991. Upon stockholder approval of the 1991 Plan, the Company's 1982 Incentive Stock Option Plan (the 1982 Plan) and the 1985 Plan were terminated; however, shares available for issuance under these plans at the time of termination, including shares underlying outstanding options that later expire or are canceled, totaling approximately 938,500 shares were pooled with the 1,500,000 additional shares reserved for issuance under the 1991 Plan. In October 1992, the Company obtained stockholder approval for an amendment to the 1991 Plan increasing the number of shares authorized for issuance under the 1991 Plan by an additional 3,000,000 shares.

        Restricted stock grants totaling 21,400 shares have been made under the 1991 Plan and the 1994 Plan, of which 5,000 shares were subsequently canceled. These grants typically vest on an annual basis over a three-year period. Stock bonus awards totaling 43,600 shares have been made under the 1991 Plan.

        Options granted under the Infrasonics Plans vest on an annual basis over a four-year period. Non-employee directors of Infrasonics were granted options that vest 100% at the date of grant. Options granted under the 1995 Plan generally vest on an annual basis over a period of two years. Options granted under the 1994 and 1991 Plans generally vest on a quarterly basis over a period of four years from the date of grant. A one-year waiting period is required before vesting in the case of initial grants under the 1994 and 1991 Plans. Options granted under the Aequitron Plans vest on an annual basis over a two or five-year period.

        The 1995, 1994, 1991, Infrasonics and Aequitron Plans authorize the grant of incentive stock options at exercise prices equal to the fair market value of the underlying common stock on the date of grant and permit the grant of nonqualified stock options at exercise prices not less than 85 percent of fair market value on the date of grant. To date, only incentive stock options and nonqualified stock options with exercise prices equal to the fair market value of the underlying common stock on the date of grant have been granted under these Plans.

        As of July 6, 1997, options representing 3,609,618 shares, including options issued under the Infrasonics Plans, the Aequitron Plans, the 1995, 1994 and 1991 Plans and the terminated 1982 and 1985 Plans, were outstanding and exercisable, and the Company, as of such date, had 3,373,428 shares available for issuance under the 1994 and 1991 Plans.

        Certain options issued under the 1994 and 1991 Plans permit exercise prior to vesting. As to these options, if the optionee's relationship with the Company is terminated prior to the complete vesting of the options, the Company has the right to repurchase unvested shares at the exercise price plus interest. As of July 6, 1997, no shares were subject to repurchase by the Company under these options. The maximum term for all plans is 10 years.

        1988 Plan. In October 1988, the Company obtained stockholder approval of the 1988 Plan which authorized the non-discretionary grant of options to non-employee Directors. Under the 1988 Plan, non-employee Directors automatically receive stock option grants upon joining the Board of Directors and annually thereafter. Until amended in May 1994, the 1988 Plan provided for an initial grant of an option to purchase 40,000 shares of common stock upon a Director joining the Board and an annual grant of an option to purchase 20,000 shares of stock. On May 14, 1994, the Board of Directors amended the 1988 Plan to reduce the number of shares issuable to non-employee Directors in the form of options to an initial grant of 20,000 shares and annual grant of 10,000 shares. Options issued to non-employee Directors under the 1988 Plan are nonqualified stock options having a five-year term and an exercise price equal to the fair market value of the Company's common stock on the date of grant and vesting over a four year period in the case of the initial option grants and over the succeeding fiscal year in the case of annual grants.

        In October 1994, the Company obtained stockholder approval to amend the 1988 Plan to increase the number of shares authorized for issuance by 150,000 shares and the term of options to be issued under the plan from five to ten years.

        As of July 6, 1997, options representing 171,250 shares were outstanding and exercisable under the 1988 Plan, and 100,000 shares were available for issuance under the 1988 Plan.

        The following is a summary of option activity for all plans:


-------------------------------------------------------------------------------
                                              Number of        Weighted Average
                                               Options          Exercise Price
-------------------------------------------------------------------------------
Balance at July 3, 1994                       5,110,464            $11.47
Granted                                       1,904,220             14.59
Exercised                                   (1,466,392)             10.60
Canceled                                      (489,892)             12.92
                                            ----------
Balance at July 2, 1995                       5,058,400             12.69
Exercisable at July 2, 1995                   2,897,776             12.05
Granted                                       2,958,968             25.56
Exercised                                   (1,409,209)             12.63
Canceled                                      (277,556)             17.64
                                            ----------
Balance at July 7, 1996                       6,330,603             16.23
Exercisable at July 7, 1996                   3,122,796             14.38
Granted                                       2,288,283             22.22
Exercised                                   (1,220,564)             10.94
Canceled                                      (332,822)             21.47
                                            ----------
Balance at July 6, 1997                       7,065,500             18.79
                                            ----------


      The weighted average fair value of options granted during fiscal 1997 and 1996 was $9.10 and $10.80, respectively.

      The following table summarizes information regarding stock options outstanding at July 6, 1997:

                                        Options Outstanding                       Options Exercisable
                          ------------------------------------------------    -----------------------------
                                             Weighted                                           Weighted
                                               Avg.                                               Avg.
         Range of          Number of        Exercise        Weighted Avg.      Number of       Exercise
    Exercises Prices        Options           Price         Remaining Life      Options          Price
                          -----------    --------------    ---------------    -----------    --------------
    $ 4.41 - $14.38        2,533,115         $12.03             5.28           1,696,232         $11.96
     14.49 - 22.50         2,612,669          20.25             8.23           1,178,048          19.84
     23.13 - 32.50         1,919,716          25.74             7.91             906,588          25.77
                          ----------                                          ----------
                           7,065,500          18.79             7.09           3,780,868          17.73
                          ----------                                           ---------

Stock purchase plans | Under the Aequitron 1995 ESPP and the 1995 ESPP, qualified employees, not including members of the Board of Directors, may purchase semi-annually, up to a specified maximum amount, shares of the Company's common stock through payroll deductions at a price equal to 85% of the fair market value of the stock at the beginning or end of the six month plan period, whichever is less. In October 1995, the Company obtained stockholder approval of the 1995 ESPP, which authorized the issuance of up to 1,000,000 shares of common stock. 2,607 shares of Company common stock were reserved for the Aequitron 1995 ESPP, which expired on April 30, 1997 following the purchase of such shares at the end of the offering period. As of July 6, 1997, 678,206 shares remained available for purchase by employees under the 1995 ESPP.

Stock repurchase programs | During the fourth quarter of fiscal 1993, the Board of Directors approved a Limited Stock Repurchase Program (the Limited Program) which commenced early in fiscal 1994. The objective of the Limited Program is to utilize a portion of available cash balances to repurchase on the open market shares of the Company's common stock to mitigate the dilutive effects of the issuance of shares under the Company's stock option and other plans. No repurchases were made under the Limited Program during fiscal 1997. Repurchases totaling $24.3 million (928,000 shares) were made during fiscal 1996.

        In addition to the Limited Program, the Board of Directors approved a General Stock Repurchase Program (the General Program) during the second quarter of fiscal 1994 to repurchase and retire up to 1,000,000 shares of the Company's common stock. The object of the General Program is to more effectively utilize an additional portion of available cash balances. No repurchases under the General Program were made in fiscal 1997 and 1996.

Stock rights - Series A Junior Participating Preferred Stock | During fiscal 1991, the Board of Directors of the Company declared a dividend of one preferred share purchase right for each outstanding share of common stock. Each right entitles the holder to purchase from the Company one two-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share, initially at a price of $160 per one two-hundredth of a preferred share. Each one two-hundredth of a preferred share is substantially the economic equivalent of one share of common stock.

        In the event that a third party acquires 15 percent or more of the Company's common stock or announces an offer which would result in such party's owning 15 percent or more of the Company's common stock, the rights will become exercisable. On March 8, 1996, the Board of Directors of the Company approved amendments which extend the expiration date of the rights to March 8, 2006, and allow for their redemption, subject to certain conditions, at a price of $0.01 per right.

Supplemental cash flow information | Puritan-Bennett had a restricted stock award program which was terminated following the merger with Nellcor. The non-cash amount, net of cancellations, included in additional paid-in capital for this program was $1.2 million for fiscal 1995. No shares of stock were granted to employees under this program in fiscal 1996 and 1997.

Pro forma disclosures | The Company has elected to continue to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB
25) and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS 123 requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, no compensation expense is recognized because the exercise price of the Company's employee stock options equals the fair market value of the underlying stock on the date of grant.

        Pro forma information regarding net income (loss) and earnings (loss) per share for fiscal years 1997 and 1996 has been determined as if the Company had accounted for its employee stock options and employee stock purchase plans under the fair value method prescribed by SFAS 123. The resulting effect on pro forma net income (loss) and earnings (loss) per share for fiscal years 1997 and 1996 is not likely to be representative of the effects on net income and earnings per share on a pro forma basis in future years, because fiscal 1997 and 1996 pro forma results include the impact of only two and one years, respectively, of grants and related vesting while subsequent years will include additional years of grants and vesting. The fair value of options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rates of 6.23% for fiscal 1997 and 6.13% for fiscal 1996; dividend yields of 0%; volatility factors of the expected market price of the Company's common stock of .40 for both years; and a weighted-average expected life of the option of 4.25 for both years.

        The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

        For purposes of pro forma disclosure, the estimated fair value of the options is amortized to pro forma expense over the options' vesting period. The Company's pro forma information follows (in thousands, except per share amounts):


                                                                Years Ended
                                                          July 6,        July 7,
                                                           1997           1996
--------------------------------------------------------------------------------
Net income (loss) - as reported                           $38,769      $ (6,949)
Net income (loss) - pro forma                              31,058       (10,765)
Net income (loss) per share - as reported                    0.61         (0.11)
Net income (loss) per share - pro forma                      0.49         (0.17)

15. COMMITMENTS

The Company leases its facilities under agreements that expire at various dates through June 2011. Rental expense was approximately $9.9 million, $12.3 million and $12.2 million in fiscal years 1997, 1996 and 1995, respectively.

        Aggregate minimum annual rental commitments under long-term operating leases are as follows:


   Fiscal Years                              (in thousands)
-----------------------------------------------------------
   1998                                            $ 8,887
   1999                                              8,015
   2000                                              6,112
   2001                                              5,605
   2002                                              4,453
   After 2002                                       21,420
-----------------------------------------------------------
   Total rental commitments                        $54,492
-----------------------------------------------------------

16. GEOGRAPHIC INFORMATION AND EXPORT SALES

The Company operates within a single industry segment in which it develops, manufactures, and markets monitoring systems and diagnostic and therapeutic products for management of the respiratory-impaired patient across the continuum of care. The Company's products are sold worldwide through a direct sales force, assisted by clinical education consultants and supplemented by distributors in selected countries.

        Geographic information with respect to the Company's operations is as follows:

                                                              Transfers
                                            Sales to           Between                          Operating
                                          Unaffiliated       Geographic                          Income        Identifiable
  (in thousands)                            Customers           Areas           Total            (Loss)           Assets
----------------------------------------------------------------------------------------------------------------------------
   1997:
   United States domestic                  $543,491        $       -         $ 543,491         $ 59,723          $473,018
   United States export                     100,190           59,626           159,816                -                 -
   Europe                                   134,902          157,398           292,300           18,986           163,170
   Corporate and other                            -                -                 -                -            68,786
   Eliminations                                   -         (217,024)         (217,024)         (19,320)          (31,956)
---------------------------------------------------------------------------------------------------------------------------
   Consolidated                            $778,583        $       -         $ 778,583         $ 59,389          $673,018
---------------------------------------------------------------------------------------------------------------------------
   1996:
   United States domestic                  $513,879        $       -         $ 513,879         $ 15,433          $430,449
   United States export                      98,487           23,966           122,453                -                 -
   Europe                                   132,243           43,063           175,306           13,854           151,594
   Corporate and other                            -                -                 -                -            55,893
   Eliminations                                   -          (67,029)          (67,029)         (25,679)          (26,920)
---------------------------------------------------------------------------------------------------------------------------
   Consolidated                            $744,609        $       -         $ 744,609         $  3,608          $611,016
---------------------------------------------------------------------------------------------------------------------------
   1995:
   United States domestic                  $466,107        $       -         $ 466,107         $ 59,024          $353,078
   United States export                      83,014           17,628           100,642                -                 -
   Europe                                   104,747           25,472           130,219           17,391           146,860
   Corporate and other                            -                -                 -                -           160,210
   Eliminations                                   -          (43,100)          (43,100)            (325)          (39,815)
---------------------------------------------------------------------------------------------------------------------------
   Consolidated                            $653,868        $       -         $ 653,868         $ 76,090          $620,333
---------------------------------------------------------------------------------------------------------------------------

        Transfers between geographic areas are generally recorded at amounts above cost and in accordance with the rules and regulations of the governing tax authorities. Operating income (loss) is total revenue less cost of sales and operating expenses and does not include interest expense, interest income and other income (expense), net, litigation settlements, costs associated with unsolicited takeover offer and income taxes. Identifiable assets of geographic areas are those assets used in the Company's operations in each area. Identifiable corporate assets consist primarily of cash and cash equivalents, marketable securities and other assets.

17. LITIGATION

From time to time the Company has received, and in the future may receive, notice of claims against it, which in some instances have developed, or may develop, into lawsuits. The claims may involve such matters, among others, as product liability, patent infringement, and employment-related claims. In management's opinion, the ultimate resolution of claims currently pending will not have a material adverse effect on the Company's financial position or results of operations.

        On July 11, 1995, the U.S. Federal District Court in Delaware issued a decision in favor of the Company, ruling that four key oximeter and sensor technology patents are valid and would be infringed by Ohmeda, Inc., a subsidiary of BOC Health Care, Inc., if Ohmeda sold either its adult or neonatal OxyTip sensors for use with non-Ohmeda monitors. BOC Health Care filed an appeal with the Court of Appeals Federal Circuit relating to one of these key patents and the Court of Appeals affirmed the District Court decision. BOC Health Care had filed the Delaware suit against the Company in December 1992, seeking a declaratory judgment that the Company's patents were invalid and would not be infringed.

        On May 3, 1996, the Company and several of its officers and members of its Board of Directors received notice that they had been named as defendants in a class action lawsuit seeking unspecified damages based upon alleged violations of California state securities and other laws. The complaint, filed in the Superior Court of the State of California, County of Alameda, alleged misrepresentations during the period from September 29, 1995 through April 16, 1996 with respect to the Company's business, particularly about the merger with Puritan-Bennett and the integration of Nellcor and Puritan-Bennett. The Company filed a demurrer to this action which was sustained on October 9, 1996 with leave to amend. Plaintiffs filed an amended complaint on November 1, 1996. On April 2, 1997, the Superior Court granted the Company's demurrer to the amended complaint and dismissed the complaint with prejudice.

        On April 14, 1997, another complaint containing essentially the same allegations of security violations against the Company and the other defendants was filed in the United States District Court for the Northern District of California. On October 31, 1997, the Federal District Court granted the Company's motion to dismiss the complaint with leave to amend. As it has consistently maintained, the Company believes that the allegations are completely without merit and intends to defend against them vigorously.

        On May 15, 1996, the Company brought an action in Kansas Federal District Court, requesting a temporary restraining order, preliminary injunction and damages against Healthdyne Technologies and two former Company employees based on misappropriation of trade secrets, utilization of trade secrets and various other causes of action. The Company was granted a permanent injunction against Healthdyne enjoining it from utilizing the Company's trade secrets and limiting the scope of work of one of the former employees. The second former employee was terminated by Healthdyne, and the Company was granted a permanent injunction against that employee relating to use of trade secrets and limiting the scope of the former employee's future work. The Court has ongoing jurisdiction to enforce the injunctions and related matters.

        On May 5, 1997, the Company filed a complaint in the United States District Court for the Southern District of Indiana against Healthdyne Technologies, Inc., Trent Products Limited, Jay L. Hayes and Jeffrey P. Hayes alleging misappropriation of trade secrets, breach of contract, breach of fiduciary duty, fraudulent procurement of patent and unfair competition. Jay Hayes, a former employee and officer of Puritan-Bennett and general manager of its cryogenic equipment division, is now a principal of Trent Products. Trent Products, the Company believes, is making extensive use of the Company's trade secrets to develop a competitive line of cryogenic equipment for sale to Healthdyne. The Company also believes that Mr. Hayes used the Company's trade secrets to fraudulently procure a patent to a new oxygen-to-patient delivery mechanism in the name of his son, Jeffrey Hayes.

        On May 23, 1997, the U. S. Federal District Court in San Francisco entered a consent judgment between the Company and Medical Taping Systems, Inc.
(MTS) which stipulated that MTS's remanufacture of Company oximeter sensors infringed various patents and trademarks of the Company. The Court issued a permanent injunction prohibiting MTS from remanufacturing Company sensors.

18. SUBSEQUENT EVENT

On July 23, 1997, the Company and Mallinckrodt, Inc. announced the execution of a definitive agreement whereby Mallinckrodt would purchase for cash all outstanding shares of Nellcor Puritan Bennett Incorporated common stock for $28.50 per share. Under the terms of the merger agreement, unanimously approved by the Boards of both companies, Mallinckrodt initiated a tender offer for all of the outstanding shares of Nellcor Puritan Bennett common stock which was successfully completed on August 26 ,1997.

--------------------------------------------------------------------------------
NELLCOR PURITAN BENNETT INCORPORATED

Report of Independent Accountants

To the Board of Directors
of Nellcor Puritan Bennett Incorporated

In our opinion, based upon our audits and the reports of other auditors, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity, and of cash flows present fairly, in all material respects, the financial position of Nellcor Puritan Bennett Incorporated and its subsidiaries at July 6, 1997 and July 7, 1996, and the results of their operations and their cash flows for each of the three years in the period ended July 6, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of Puritan-Bennett Corporation and its subsidiaries, which statements reflect total revenue of $336,026,000 for the period ended January 31, 1995, or Infrasonics, Inc. which statements reflect total revenue of $23,000,000 for the period ended June 30, 1995, or Aequitron Medical, Inc., which statements reflect total assets of $23,178,000 at April 30, 1996, and total revenues of $38,478,000 and $30,802,000 for each of the two years in the period ended April 30, 1996, respectively. Those statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Puritan-Bennett Corporation and its subsidiaries, Infrasonics, Inc. and Aequitron Medical, Inc., is based solely on the reports of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for the opinion expressed above.

As discussed in Note 18 to the consolidated financial statements, Mallinckrodt, Inc. acquired all of the outstanding shares of Nellcor Puritan Bennett Incorporated on August 26, 1997. We have not audited the consolidated financial statements of Nellcor Puritan Bennett Incorporated and its subsidiaries for any period subsequent to July 6, 1997.


/s/ PRICE WATERHOUSE LLP
----------------------------
Price Waterhouse LLP

San Jose, California
July 30, 1997, except as to Note 18 which is as of August 26, 1997

   SELECTED QUARTERLY DATA


                                                                            Year ended July 6, 1997
   Unaudited (in thousands, except per share amounts)       1st quarter   2nd quarter   3rd quarter   4th quarter
------------------------------------------------------------------------------------------------------------------
   Net revenue                                                $170,893      $186,320       $209,054      $212,316
   Gross profit                                                 83,668        85,836         97,825       100,436
   Income (loss) from operations                                20,227        (3,120)        25,091        17,191
   Net income (loss)                                            14,092        (3,596)        16,591        11,682
   Net income (loss) per share                                    0.22         (0.06)          0.26          0.18

                                                                           Year ended July 7, 1996
   Unaudited (in thousands, except per share amounts)      1st quarter    2nd quarter    3rd quarter   4th quarter
------------------------------------------------------------------------------------------------------------------
   Net revenue                                                $172,068      $178,190       $184,750     $209,601
   Gross profit                                                 86,710        91,494         95,672      106,321
   Income (loss) from operations                              (69,173)(1)     27,902         28,777       16,179(2)
   Net income (loss)                                          (58,271)(1)     19,337         20,146       11,839(2)
   Net income (loss) per share                                  (0.92)(1)       0.30           0.31         0.19(2)
------------------------------------------------------------------------------------------------------------------


(1) Includes pretax merger and related charges of $92.6 million, $74.0 million after-tax, or ($1.26) per share.

(2) Includes pretax merger and related charges of $16.3 million, $10.3 million after-tax, or ($0.17) per share.



                                                                     Filed with
                                              Incorporated Herein    Electronic
Exhibit          Description                    by Reference to      Submission
-------    ---------------------------------  -------------------    ----------
23.1       Consent of Price Waterhouse LLP                               X

23.2       Consent of Ernst & Young LLP for                              X
           Puritan-Bennett Corporation

23.3       Consent of Ernst & Young LLP for                              X
           Infrasonics, Inc.

23.4       Consent of Ernst & Young LLP for                              X
           Aequitron Medical, Inc.

99.a       Report of Independent Auditors for                            X
           Puritan-Bennett Corporation

99.b       Report of Independent Auditors for                            X
           Infrasonics, Inc.

99.c       Report of Independent Auditors for                            X
           Aequitron Medical, Inc.

Mallinckrodt Inc.



/s/ DOUGLAS A. McKINNEY
Vice President and Controller

DATE:  June 12, 1998